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                                                                                       Exhibit 11.01





                                               CARDINAL DISTRIBUTION, INC.
                                   COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                                         (In thousands, except per share data)




                                                     3-Months Ended                  9-Months Ended
                                              ---------------------------     -----------------------------
                                              December 31,   December 31,     December 31,     December 31,
                                                 1993           1992             1993             1992
                                               -------          -------          -------         -------

Weighted Average Number of
    Common Shares Outstanding-Primary           22,876           19,005           21,611          18,956

Net Effect of Dilutive Stock Options               346              226              328             254

Effect of Assumed Conversion of 7-1/4%
    Convertible Subordinated Debentures                           3,426            1,142           3,426
                                               -------          -------          -------         -------
Weighted Average Number of Common
    Shares Outstanding-Fully Diluted            23,222           22,657           23,081          22,636
                                               =======          =======          =======         =======

Net Earnings                                   $10,924           $7,972          $27,925         $23,041

Add 7-1/4% Convertible Subordinated
    Debenture Interest, Net of Income
    Tax Effect                                                      816              816           2,448
                                               -------          -------          -------         -------

Fully Diluted Net Earnings Before Cumulative
    Effect of Change in Accounting Principle    10,924            8,788           28,741          25,489

Cumulative Effect of Change in
    Accounting Principle                                                                         (10,000)
                                               -------          -------          -------         -------

Fully Diluted Net Earnings                     $10,924         $  8,788        $  28,741         $15,489
                                               =======          =======          =======         =======

Per Share Amounts:
    Net Earnings Before Cumulative Effect
        of Change in Accounting Principle         $.47             $.39            $1.25           $1.13
    Cumulative Effect of Change in
        Accounting Principle                                                                        (.45)
                                               -------          -------          -------         -------

    Net Earnings                                $  .47            $ .39            $1.25          $  .68
                                               =======          =======          =======         =======
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